EXHIBIT 99

News Release
For Investor Relations Inquiries:
Arvind Bhatia, CFA
Dave & Buster’s Entertainment, Inc.
214.904.2202

Dave & Buster’s Entertainment, Inc. Appoints Hamish A. Dodds to Board of Directors

DALLAS, TX — (Globe Newswire) — April 6, 2017 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or the “Company”), an owner and operator of entertainment and dining venues, today announced that Hamish A. Dodds has been appointed to the Company’s Board of Directors as an independent director, effective April 6, 2017. Dave & Buster’s Board of Directors now consists of nine members inclusive of his appointment.

Mr. Dodds served as President and Chief Executive Officer for Hard Rock International, an owner, operator, and franchisor of restaurants, hotels, casinos, and live music venues in over seventy countries, from 2004 until 2017. Prior to this, Mr, Dodds served as the Chief Executive Officer of CabCorp, a fully integrated beverage company in Central America, and as division president for PepsiCo Beverages covering South America, Central America, and the Caribbean. Previously, he served in a variety of general management and financial positions for PepsiCo, The Burton Group (now Arcadia Group) in the United Kingdom, and Overseas Containers, Ltd. He serves on the board of directors of Pier 1 Imports, Inc.

Mr. Dodds holds an honorary doctorate, Business Administration and Bachelor of Arts, Business Studies from Robert Gordon’s University in Scotland and is a Fellow member of the Institute of Chartered Management Accountants.

“We are extremely delighted to welcome Hamish to our board. He is an accomplished leader and an enormously talented executive with a proven track record of building enduring worldwide partnerships. Hamish’s extensive international, retail, entertainment and hospitality experience makes him an excellent choice, and we look forward to his contributions as we embark on our next phase of growth,” said Alan J. Lacy, Chairman of the Board of Directors.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 96 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 33 states and Canada.

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Director of Investor Relations

214.904.2202

arvind_bhatia@daveandbusters.com